FIRST AMENDMENT TO
                            INTERFACE SYSTEMS, INC.
                  1993 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS


         Pursuant to the Amendment provisions in Section 13 of the Interface Systems, Inc. 1993 Stock Plan for Non-Employee Directors (the "Plan"), the Plan is hereby amended as set forth below.

         1. Subject to stockholder approval at the Company's next Annual Meeting, effective January 11, 1996, Sections 5 (Stock) and 6 (Award of Options) shall be amended and restated in their entirety to read as follows:

5. Stock. The stock subject to options under the Plan shall be Common Stock. The total amount of Common Stock on which options may be granted under the Plan shall not exceed 175,000 shares, subject to adjustment in accordance with Section 12. Shares subject to any unexercised portion of a terminated, cancelled, forfeited or expired option granted under the Plan may again be available for subsequent option grants under the Plan.

6. Award of Options. On the later of the effective date of the Plan or the date on which a participant becomes a member of the Board, each participant shall automatically and without discretion be granted an initial option to purchase 6,000 shares of Common Stock (an "Pre-Amendment Option") with an exercise price equal to the Fair Market Value per share of Common Stock on the day of grant. Effective January 11, 1996, on the later of the effective date of the Plan or the date on which a participant becomes a member of the Board, each participant shall automatically and without discretion be granted an initial option to purchase 5,100 shares of Common Stock (an "Initial Option") with an exercise price equal to the Fair Market Value per share of Common Stock on the day of grant. Subsequent thereto, (a) on January 11, 1996, and every third January 11 thereafter, until the termination of the Plan, every participant who is a member of the Board of Directors on January 11, 1996, shall automatically and without discretion be granted an option to purchase 5,100 shares of Common Stock (a "Subsequent Option") with an exercise price equal to the Fair Market Value per share of Common Stock on the date of grant, and (b) on the third anniversary of the date a person became a member of the Board of Directors and, thereafter, on the third anniversary of the date of grant of the prior Subsequent Option until the termination of the Plan, every participant who becomes a member of the Board of Directors after January 11, 1996, shall automatically and without discretion be granted a Subsequent Option to purchase 5,100 shares of Common Stock with an exercise price equal to the Fair Market Value per share of Common Stock on the date of grant. References herein to options shall mean Pre-Amendment, Initial and Subsequent Option. Options granted pursuant to this Plan shall be Non-Qualified Stock Options. Each option granted under the Plan shall meet all the terms and conditions of the Plan.

         THIS FIRST AMENDMENT is hereby adopted as of January 11, 1996.


                                          INTERFACE SYSTEMS, INC.


                                          By: /S/ Carl L. Bixby
                                             ------------------------
                                             Name: Carl L. Bixby
                                             Title: